Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of the 25th day of September, 2017, by and between Christopher J. Morl (the “Executive”) and Deciphera Pharmaceuticals, LLC, a Delaware limited liability company (the “Company”; the Executive and the Company are collectively referred to as the “Parties”). This Agreement shall be effective as of the closing of the first underwritten public offering of the equity securities of Deciphera Pharmaceuticals, Inc. (“Parent”) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”).

RECITALS

WHEREAS, the Company and the Executive are parties to that certain Employment agreement and that certain Executive Retention – Salary Continuation letter agreement, in each case dated August 9, 2016 (together, the “Prior Agreement”), which the Company and the Executive intend to replace with this Agreement;

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Employment.

(a) Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions of Section 3 (the “Term”).

(b) Position and Duties. During the Term, the Executive shall serve as the Chief Business Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Company or the Board of Directors of Parent (the “Board”), provided that such duties are consistent with the Executive’s position, or other positions that the Executive may hold from time to time. The Executive shall devote Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services do not materially interfere with the Executive’s obligations or performance of Executive’s duties to the Company as provided in this Agreement.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be $335,000. The base salary shall be evaluated periodically by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s target annual incentive compensation shall be 35 percent of Executive’s Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Annual Cash Incentive Compensation.” To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

(c) Employee Benefits. During the Term, the Executive will be entitled to participate in the Company’s employee benefit plans and programs in effect from time to time, subject to the terms of such plans and programs.

(d) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and documented out-of-pocket business expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e) Paid Time Off. During the Term, the Executive shall be entitled to paid time off in accordance with the Company’s policies and procedures. During the Term, the Executive shall also be entitled to all paid holidays given by the Company to its executives.

3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12)-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive was retained in his position; (iii) continued non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (iv) a breach by the Executive of any of the provisions contained in this Agreement, or in any Agreement between the parties; (v) a material violation by the Executive of the Company’s written employment policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) the relocation of the Company’s offices such that the Executive’s daily commute is increased by at least fifty (50) miles each way without the written consent of the Executive; (ii) material reduction of the Executive’s annual base salary without the prior consent of the Executive (other than in connection with, and substantially proportionate to, reductions by the Company of the annual base salary of more than fifty percent (50%) of its employees); or (iii) material diminution in the Executive’s duties, authority or responsibilities without the prior consent of the Executive, other than changes in duties, authority or responsibilities resulting from the Executive’s misconduct; provided, however, that any reduction in duties, authority or responsibilities or reduction in the level of management to which the Executive reports resulting solely from a Change in Control which results in the Company being acquired by and made a part of a larger entity shall not constitute Good Reason (each a “Good Reason Condition”). “Good Reason Process” shall mean that (A) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (B) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such Good Reason Condition; (C) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason Condition continues to exist; and (E) the Executive terminates his employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which a Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the last date of employment as referenced in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, (A) in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement, and (B) in the event that the Company terminates the Executive’s employment without Cause under Section 3(d), the Company may unilaterally accelerate the Date of Termination to any earlier effective date provided that the Company continues to pay the Executive the Base Salary through the Date of Termination.

4. Compensation Upon Termination.

(a) Compensation Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination and unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement); and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b) Termination by the Company without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation and general release agreement in a form and manner satisfactory to the Company (the “Separation and General Release Agreement”), the Separation and General Release Agreement becoming irrevocable and fully effective, all within the time frame set forth in the Separation and General Release Agreement (but in no event later than sixty (60) days after the Date of Termination), and the Executive not breaching any of his post-employment contractual obligations to the Company:

(i) the Company shall pay the Executive an amount equal to 12 months of the Executive’s then current Base Salary; and

(ii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment until the earlier of (i) 12 months following the Date of Termination, (ii) the end of the Executive’s COBRA health continuation period or (iii) the date the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment (and the Executive’s eligibility for any such benefits shall be promptly reported by the Executive to the Company), in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company;

(iii) the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the severance amount shall begin to be paid in the second calendar year by the last day of such sixty (60)-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2); and

5. Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control (as defined below). These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to the Executive’s assigned duties and the Executive’s objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

(a) Change in Control. During the Term, if within 12 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release (but in no event later than sixty (60) days following the Date of Termination):

(i) the Company shall pay the Executive a lump sum amount equal to one times the sum of (A) the Executive’s then current Base Salary plus (ii) the Executive’s Target Annual Cash Incentive Compensation for the then-current year;

(ii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment until the earlier of (i) 12 months following the date of termination, (ii) the end of the Executive’s COBRA health continuation period or (iii) the date the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment (and the Executive’s eligibility for any such benefits shall be promptly reported by the Executive to the Company), in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company;

(iii) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other time-based stock-based awards granted to the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination; and

(iv) the amounts payable under this Section 5(a) shall be paid or commence to be paid within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such sixty (60)-day period.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”), any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Nondisclosure/Confidentiality.

(a) Confidential Information. As used in this Agreement, “Confidential Information” shall mean information belonging to the Company or any of its subsidiaries or affiliates or related entities, as applicable (together, the “Protected Parties” and each of them, a “Protected Party”) which is of value to any of the Protected Parties in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to a Protected Party. Confidential Information includes, without limitation:

(i) the identity of any current or prospective customers, clients, suppliers or vendors of any of the Protected Parties;

(ii) information relating to the business, products, affairs and finances of any of the Protected Parties;

(iii) information relating to the manufacture, production, distribution, marketing, or sale of any product sold by any of the Protected Parties;

(iv) technical data and know-how relating to the business of any of the Protected Parties;

(v) any information relating to technology, marketing and business plans or strategies of any of the Protected Parties;

(vi) any management accounting or other similar financial information that would typically be included in the financial statements of any of the Protected Parties, including without limitation, the amount of the assets, liabilities, net worth, revenues or net income of any of the Protected Parties;

(vii) names and addresses of any of the customers, clients, suppliers, vendors and employees of any of the Protected Parties, and details of any independent contractor or agency arrangements of any of the Protected Parties;

(viii) information relating to legal and professional dealings, equity structure, real property, tangible property, finances, business, and investment activities, and other personal affairs of any of the Protected Parties; and

(ix) any and all books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings and other documents and materials (whether made or created by the Executive or otherwise) relating to the business of any of the Protected Parties;

Notwithstanding the foregoing, Confidential Information does not include information in the public domain prior to the time of disclosure, unless due to breach of the Executive’s duties under Section 7(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment with the Company will create a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after his termination of employment, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company, or as may be required by applicable law. For the avoidance of doubt, the Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive further understands that nothing contained in this Agreement limits the Executive’s ability to (A) communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company, or (B) share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive has obtained because the Executive’s job responsibilities require or allow access to such information.

(c) Company Property. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or any other Protected Party or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain any such material or property or any copies thereof after such termination.

(d) Work Product. As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise), or any part thereof, which relates to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are or were conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may discover, invent or originate during the Term of Employment shall be the exclusive property of the Company, and its affiliates, as applicable, and the Executive hereby assigns all of the Executive’s right, title and interest in and to such Work Product to the Company or its applicable affiliate, including all intellectual property rights therein. The Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its affiliate’s, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its affiliate’s, as applicable) rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s (and any of its affiliate’s, as applicable) rights to any Work Product.

(e) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Paragraph.

8. Third-Party Agreements and Rights. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s duties for the Company as contemplated under this Agreement will not violate any obligations the Executive may have to any other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such other party.

9. Non-Competition; Non-Solicitation.

(a) The Executive understands and acknowledges that the Executive is being hired as a key employee with the Company, and is being placed in an executive position which includes the Executive’s involvement and discretion in decisions and matters of importance for the Company. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company. The Executive further understands and acknowledges that the Company’s ability to safeguard its Confidential Information for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive may result in unfair or unlawful competitive activity.

(b) Because of the Company’s legitimate business interest as described herein, and the good and valuable consideration offered to the Executive, during the Executive’s employment with the Company and continuing through twelve (12) months after the Date of Termination (the “Restricted Period”), the Executive (i) will not, directly or indirectly, whether as owner, partner, investor, operator, manager, officer, director, consultant, agent, employee, co-venturer, advisor, representative or otherwise, engage, participate, assist or invest or actively prepare to engage, participate, assist or invest or actively prepare to engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting, hiring or otherwise soliciting, inducing or influencing any person to leave employment with any of the Protected Parties; and (iii) will refrain from soliciting or encouraging any customer, supplier, consultant or vendor to terminate or otherwise modify adversely its business relationship with any of the Protected Parties. The Executive understands that the restrictions set forth in this Section 9 are intended to protect the interest of each of the Protected Parties in its Confidential Information, goodwill and established employee, customer, supplier, consultant and vendor relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(c) For purposes of this Agreement, the term “Competing Business” shall mean engaged (or seeking to engage) in any way in developing, manufacturing, offering, producing, providing, marketing, performing, licensing, or soliciting business for pre-clinical, clinical or commercial stage products or product candidates in oncology that: (i) in the case of pre-clinical assets are focused on specific molecular targets, that are identified by the Company as the primary intended molecular targets (e.g. the primary intended molecular targets of DCC-2618 would be the KIT and PDGFRa kinases) or (ii) in the case of clinical-stage or commercial assets that are in active development for a particular label or indication (as defined by an active clinical protocol or prescribing information) that the Company is actively pursuing on the Termination Date or is the subject of active planning by the Company, its subsidiaries and/or its affiliates as of the Date of Termination (irrespective of whether such business is carried on by the Company and/or any of its subsidiaries or affiliates as of the Effective Date). Notwithstanding the foregoing, “Competing Business” shall not include any investment by the Executive, directly or indirectly, solely as an investor (x) in publicly traded stock of a company representing less than two percent (2%) of the stock of such company, or (y) in mutual funds, exchange traded funds or similar investment or alternative investment vehicles, in each case, investing in public market securities.

(d) The restrictions in this Section 9 shall apply to any conduct in (i) the United States of America; (ii) any geographic area in which the Company or its subsidiaries or affiliates has sold, is then selling, or is actively planning to sell its products or services as of the Date of Termination; and (iii) any other geographic area in which the Company or its subsidiaries or affiliates has operated, is then operating or is actively planning to operate its business.

(e) The parties acknowledge and agree that these restrictive covenants set forth in this Section 9 shall not supersede or be superseded by, and shall be read in conjunction with, any non-solicitation, non-competition and confidentiality agreement or other restrictive covenants entered into between the parties to effect the greatest restriction.

10. Severability. If any provision of this Agreement, or any part thereof, is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement without violating applicable law.

11. Remedies. The Executive acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of the provisions contained herein may result in irreparable injury to the Company and that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the restrictions contained herein. In the event of a breach or a threatened breach by the Executive of any provision contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, shall not be required to provide any bond or other security in connection with obtaining any such equitable remedy and shall be entitled to recover the Company’s reasonable attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Section 119 shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. In the event of a breach by Executive of any covenants contained herein, the term of such covenant shall be tolled until such breach has been duly cured.

12. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such state. The parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

19. Successor to Company. This Agreement shall inure to the benefit of and be enforceable by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

20. No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the parties and the Company’s respective successors and permitted assigns and shall not confer upon any other person any remedy, claim, liability, reimbursement, or other right. The Agreement is not intended and shall not be construed to create any third party beneficiaries or to provide to any third parties with any remedy, claim, liability, reimbursement, cause of action, or other right or privilege.

21. Integration. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between the Parties concerning such subject matter, including without limitation, the Prior Agreement and any offer letter between the Company and the Executive; provided that any restrictive covenant obligation shall remain in full force and effect.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

DECIPHERA PHARMACEUTICALS, LLC

Dated: September 25, 2017	By:	/s/ Michael D. Taylor
Name: Michael D. Taylor
Title: President and Chief Executive Officer

Dated: September 25, 2017		/s/ Christopher J. Morl
CHRISTOPHER J. MORL

[Signature Page to C. Morl Employment Agreement]